Exhibit 99.1 January 31, 2005 FOR IMMEDIATE RELEASE Investor Contact: Mark Warren (205) 298-3220 Media Contact: David Donaldson (205) 298-3220
VULCAN ANNOUNCES FORTY-SIX PERCENT INCREASE IN FOURTH QUARTER AND FULL YEAR EARNINGS PER SHARE

Birmingham, Alabama - January 31, 2005 - Vulcan Materials Company (NYSE:VMC) today announced record fourth quarter net earnings of $85 million, or $0.82 per diluted share, a 46 percent increase from last year's $0.56 per diluted share. Earnings from continuing operations were $65 million, or $0.62 per diluted share, compared to last year's fourth quarter of $0.61 per diluted share. Earnings from discontinued operations were $21 million, or $0.20 per diluted share, an increase of $26 million from the prior year. Net sales from continuing operations for the quarter increased 5 percent to $547 million on improved pricing and higher volumes for aggregates.

As announced during the quarter, the Company has reached an agreement to sell its Chemicals business. The results of this business are now reported on an after-tax basis in discontinued operations and continuing operations are now comprised of Construction Materials.

For the full year, net earnings increased 46 percent to a record $2.77 per diluted share, compared to $1.90 per diluted share in the prior year. Earnings from continuing operations increased 10 percent from the prior year to $261 million, or $2.52 per diluted share. Earnings from discontinued operations were $0.25 per diluted share. Net sales from continuing operations increased 6 percent to $2.2 billion on record aggregates shipments and improved pricing.

In 2004, the Company generated a record $377 million of cash from operations after capital expenditures on operating cash flows of $579 million, also a record.

All results are preliminary and unaudited.

Commenting on 2004 results, Don James, Chairman and CEO of Vulcan stated, "Record shipments in the fourth quarter and solid price improvement reflect the strength of our aggregates business. For the year, we shipped more aggregates than at any time in our history and achieved record Construction Materials sales and earnings, even with higher diesel and healthcare costs. While spending on several improvement projects at large plants also reduced full year earnings, these projects are now substantially complete and should contribute to improved earnings in 2005. We have made changes to our healthcare plans for 2005, which should slow the rate of increase for those costs.

"In Chemicals, pricing for chlorine, caustic soda and chlorinated organics continued to strengthen, and demand for our 5CP product kept growing. As a result of plant improvement projects started in 2002, we ran our plants at higher capacity in 2004 and took advantage of strong demand and higher pricing for our products. With respect to safety and environmental performance, 2004 was an outstanding year. OSHA injuries were 40 percent lower than the best previous year and at a rate that is among the best of the American Chemistry Council's member companies. Our three Chemicals plants also operated without an EPA-reportable environmental release for the entire year."

Continuing Operations

Net sales of $547 million for the fourth quarter increased 5 percent compared to the prior year. Aggregates pricing improved over 3 percent and shipments increased over 2 percent from last year's record levels. Asphalt sales were down slightly on lower volumes.

In the fourth quarter, earnings from continuing operations of $65 million increased slightly from the prior year. The earnings increase from higher aggregates shipments and pricing was offset by higher costs, principally for diesel fuel and liquid asphalt, increased healthcare costs and the effects of adverse weather on aggregates production.

Earnings in the quarter benefited from lower net interest expense resulting from the retirement in April 2004 of $243 million of debt and a lower effective tax rate.

For the year, net sales in Construction Materials increased 6 percent from last year to $2.2 billion. Aggregates pricing improved almost 3 percent and shipments increased over 4 percent as Vulcan-served states experienced strong demand. Ready-mixed concrete volumes increased 4 percent on strong demand in our California and Arizona markets while asphalt volumes were down slightly.

Earnings before interest and taxes were a record $411 million, an increase of 7 percent from the prior year. Earnings increases from higher volumes in aggregates and ready-mixed concrete and improved pricing for aggregates were partially offset by higher costs for diesel fuel, liquid asphalt, healthcare and performance-based compensation. Spending on several plant improvement projects, particularly in the second and third quarters, contributed to higher costs.

Earnings from continuing operations for the full year increased 10 percent to $261 million. Lower net interest expense resulting from the retirement of $243 million of debt in April 2004 was partly offset by a modestly higher effective tax rate.

Discontinued Operations

In the fourth quarter, earnings from discontinued operations improved to $21 million, an increase of $26 million from the prior year. Pricing for chlorine, caustic soda and chlorinated organics continued to improve compared to both the prior quarter and the fourth quarter of 2003. Demand for 5CP remained strong. Increased earnings in the Company's joint venture in Geismar, Louisiana due to improved volume and higher pricing more than offset higher costs for key raw materials, electricity and natural gas. Approximately $11 million of the earnings improvement was due to lower environmental accruals and depreciation.

For the year, earnings improved to $26 million, an increase of $50 million from the prior year. Demand and pricing improved for most products. Caustic soda pricing has been improving since the second quarter of 2004; however, the average price for the entire year was lower than in 2003. Improvements in plant costs and operating rates more than offset higher costs for key raw materials and natural gas.

The Chemicals business was tested for impairment as of December 31, 2004 comparing the fair value of the anticipated sales proceeds to the carrying value of the net assets of the discontinued business, and there was no impairment.

Outlook

Mr. James stated, "We see 2005 as another good year for aggregates demand. Construction spending should continue to benefit from economic growth. Residential construction activity should remain at high levels. Modest recovery in private nonresidential construction should continue. Highway construction should benefit from improving state and local tax receipts. Passage of a new multi-year Federal highway bill would also help state DOTs move forward with significant new projects.

"As a result, demand for Vulcan's aggregates should increase 2 to 4 percent above the record shipments of 2004. We expect to continue to achieve price improvements. Healthcare costs, even with our plan changes, and unit costs for diesel and liquid asphalt are projected to be higher.

"In light of these assumptions, we expect earnings from continuing operations to be in the range of $2.80 to $3.10 per diluted share for the year.

"In the first quarter, we expect to earn $0.10 to $0.25 per diluted share from continuing operations depending on weather conditions.

"With respect to discontinued operations for the first quarter, we currently expect ECU values to increase from the fourth quarter as market demand for chlorine and caustic soda remains strong. Additionally, demand for 5CP should continue to grow. As a result, we expect earnings from discontinued operations to be in the range of $0.20 to $0.28 per diluted share for the quarter.

"Overall, in the first quarter, we expect to earn $0.30 to $0.53 per diluted share.

"Subject to regulatory approval, we anticipate the completion of the sale of our Chemicals business by mid-year. Earnings from discontinued operations and for the Company as a whole in the second quarter will depend upon the timing of the completion of the Chemicals sale. As previously disclosed, proceeds from the sale will include cash at closing and two contingent earn-out payments. Twelve months after the close, ECU earn-out payments will begin based on CMAI Chlor-Alkali Market Reports for ECU values and an index for natural gas prices. An ECU earn-out payment example is attached to this press release as Attachment A - ECU Earn-Out Calculation. Additionally, we currently expect undiscounted 5CP earn-outs of approximately $49 million over the life of the earn-out, with annual payments beginning the first quarter of 2006."

Conference Call
Vulcan will host a broadcast of the quarterly earnings conference call scheduled for 11:00 a.m. EST (10:00 a.m. CST) on February 1, 2005. Investors and other interested parties may access the teleconference live by calling (800) 299-0148 and using the access code 82839512. For international calls, dial (617) 801-9711. A live webcast will be available via the Internet through Vulcan's home page at vulcanmaterials.com.

Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials.

Certain matters discussed in this release, including expectations regarding future performance, contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions; the timing and amount of federal, state and local funding for infrastructure; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing healthcare costs; the completion of the sale of the Company's Chemicals business unit; the timing and amount, if any, of the payments to be received by the Company under two earn-outs contained in the agreement for the divestiture of the Company's Chemicals business unit; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year. Forward-looking statements speak only as of the date hereof, and Vulcan assumes no obligation to update such statements.

Attachment A - ECU Earn-Out Calculation

The ECU earn-out is based upon the following two variables:

(1)   The twelve-month average of the low end of the range for U.S. ECU contract prices as published in the CMAI month-end Chlor-Alkali Market Report. The low end of the range has averaged 90% of the ECU contract average price over the past ten years.

(2)   The twelve-month average of the spot natural gas prices for the South Louisiana Henry Hub.

The proceeds under the ECU earn-out are capped at a cumulative $150 million over the five-year life of the earn-out.

Under the terms of the asset purchase agreement, if during the first year of the earn-out the average ECU contract low price was $600 and the average spot price for natural gas was $6 per mmbtu, the first year proceeds would be $83 million.

ECU Price	Annual ECU Earn-Out Proceeds ($Millions)
$700 $650 $600 $550 $500	127 109 92 74 57	122 105 87 70 52	118 100 83 65 48	113 96 78 61 43	109 91 74 56 39
	$4	$5	$6	$7	$8
	Average Spot Price for Natural Gas ($/mmbtu)

Note: The above table is for illustrative purposes only and does not contemplate the full range of possible values. Actual results may differ materially from the calculated values above. The Company assumes no duty to update this table.

A $10 increase or decrease in the average ECU price would result in a $3.5 million increase or decrease in the annual earn-out proceeds, respectively.

A $1 per mmbtu increase or decrease in the average spot price for natural gas would result in a $4.5 million decrease or increase in the annual earn-out proceeds, respectively.

TABLE A
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands, except per share data)
Consolidated Statements of Earnings (Condensed and unaudited)	Three Months Ended December 31		Twelve Months Ended December 31
	2004	2003	2004	2003
Net sales	$547,254	$521,995	$2,213,160	$2,086,944
Delivery revenues	61,400	57,918	241,175	222,698
Total revenues	608,654	579,913	2,454,335	2,309,642
Cost of goods sold	409,072	380,712	1,630,487	1,531,197
Delivery costs	61,400	57,918	241,175	222,698
Cost of revenues	470,472	438,630	1,871,662	1,753,895
Gross profit	138,182	141,283	582,673	555,747
Selling, administrative and general expenses	49,654	46,650	196,033	178,025
Impairment of long-lived assets	-	11,700	-	14,500
Gain on sale of property, plant, and equipment, net	12,691	20,768	23,801	27,768
Other operating expense	3,282	3,168	8,189	11,913
Other income, net	2,297	5,161	8,315	6,398
Earnings from continuing operations before interest and income taxes	100,234	105,694	410,567	385,475
Interest income	1,945	1,258	5,599	3,594
Interest expense	9,164	12,827	40,280	53,229
Earnings from continuing operations before income taxes	93,015	94,125	375,886	335,840
Provision for income taxes	28,275	30,921	114,479	97,876
Earnings from continuing operations before cumulative effect of accounting change	64,740	63,204	261,407	237,964
Earnings (loss) on discontinued operations, net of tax	20,587	(5,876)	25,673	(24,201)
Cumulative effect of accounting changes	-	-	-	(18,811)
Net earnings	$85,327	$57,328	$287,080	$194,952
Basic earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.63	$0.62	$2.55	$2.34
Discontinued operations	0.20	(0.06)	0.25	(0.24)
Cumulative effect of accounting change	-	-	-	(0.19)
Net earnings per share	$0.83	$0.56	$2.80	$1.91
Diluted earnings per share:
Earnings from continuing operations before cumulative effect of accounting change	$0.62	$0.61	$2.52	$2.32
Discontinued operations	0.20	(0.05)	0.25	(0.24)
Cumulative effect of accounting change	-	-	-	(0.18)
Net earnings per share	$0.82	$0.56	$2.77	$1.90
Weighted-average common shares outstanding:
Basic	102,700	101,956	102,447	101,849
Assuming dilution	104,094	103,080	103,664	102,710
Cash dividends per share of common stock	$0.260	$0.245	$1.040	$0.980
Depreciation, depletion, accretion and amortization from continuing operations	$53,723	$55,200	$209,989	$216,122
Effective tax rate	30.4%	32.9%	30.5%	29.1%

TABLE B
Vulcan Materials Company and Subsidiary Companies
	(Amounts in thousands)
Consolidated Balance Sheets (Condensed and unaudited)	December 31 2004	December 31 2003
Assets
Cash and cash equivalents	$450,660	$416,689
Medium-term investments	-	4,974
Accounts and notes receivable:
Accounts and notes receivable, gross	286,809	368,671
Less: Allowance for doubtful accounts	(5,683)	(8,718)
Accounts and notes receivable, net	281,126	359,953
Inventories:
Finished products	158,350	174,778
Raw materials	6,512	7,483
Products in process	937	476
Operating supplies and other	13,230	36,639
Inventories	179,029	219,376
Deferred income taxes	34,618	34,358
Prepaid expenses	15,848	14,892
Assets held for sale	458,223	-
Total current assets	1,419,504	1,050,242
Investments and long-term receivables	7,226	21,111
Property, plant and equipment:
Property, plant and equipment, cost	3,262,348	4,115,646
Less: Reserve for depreciation, depletion and amortization	(1,727,700)	(2,222,998)
Property, plant and equipment, net	1,534,648	1,892,648
Goodwill	600,181	579,817
Other assets	103,273	93,042
Total	$3,664,832	$3,636,860
Liabilities and Shareholders' Equity
Current maturities of long-term debt	$3,226	$249,721
Notes payable	-	29,000
Trade payables and accruals	95,312	129,361
Other current liabilities	139,529	134,870
Liabilities of assets held for sale	188,435	-
Total current liabilities	426,502	542,952
Long-term debt	604,522	607,654
Deferred income taxes	348,803	338,913
Other noncurrent liabilities	271,334	252,518
Minority interest	-	91,987
Shareholders' equity	2,013,671	1,802,836
Total	$3,664,832	$3,636,860

TABLE C
Vulcan Materials Company and Subsidiary Companies
Consolidated Statements of Cash Flows (Condensed and unaudited)	(Amounts in thousands) Twelve Months Ended December 31
	2004	2003
Operating Activities
Net earnings	$287,080	$194,952
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	245,050	277,091
Net gain on disposal of property, plant and equipment	(23,973)	(22,931)
Cumulative effect of accounting change	-	18,811
Increase in assets before effects of business acquisitions	(24,147)	(30,833)
Increase in liabilities before effects of business acquisitions	85,972	77,798
Other, net	8,787	4,158
Net cash provided by operating activities	578,769	519,046
Investing Activities
Purchases of property, plant and equipment	(201,954)	(193,923)
Proceeds from sale of property, plant and equipment	48,377	81,700
Payment for businesses acquired, net of acquired cash	(34,555)	(3,543)
(Increase) decrease in medium-term investments	4,974	(4,974)
Change in investments and long-term receivables	789	(5,247)
Net cash used for investing activities	(182,369)	(125,987)
Financing Activities
Net payments - commercial paper and bank lines of credit	(29,000)	(8,298)
Payment of short-term debt and current maturities	(249,794)	(41,593)
Payment of long-term debt	(195)	(245)
Dividends paid	(106,331)	(99,580)
Proceeds from exercise of stock options	21,508	5,116
Other, net	1,383	(2,498)
Net cash used for financing activities	(362,429)	(147,098)
Net increase in cash and cash equivalents	33,971	245,961
Cash and cash equivalents at beginning of year	416,689	170,728
Cash and cash equivalents at end of year	$450,660	$416,689

TABLE D

Notes to Condensed Consolidated Financial Statements

1.  Supplemental Cash Flow Information
Supplemental information referable to the Condensed Consolidated Statements of Cash Flows for the twelve months ended December 31 is summarized below (amounts in thousands):

	2004	2003
1. Supplemental Disclosure Of Cash Flow Information
Cash paid during the period for:
Interest, net of amount capitalized	$44,191	$54,409
Income taxes	90,129	47,890